Exhibit 99.1

ART INTERNATIONAL CORPORATION DECLARES STOCK DIVIDEND

Markham, Ontario, Canada - October 25, 2004 - ART International Corporation, (OTC BB: ARIOF) ) announces that its Board of Directors have declared a 2-for-1 stock split dividend to shareholders of record on October 29, 2004. Under the dividend, each holder of one share of common stock on the record date shall receive one addition share of common stock. The payment date is November 5, 2004.

CEO of ART International, Michel van Herreweghe states, "The stock dividend is part of our ongoing efforts to continually improve trading liquidity, broaden ownership and enhance shareholder value."

Persons purchasing Art International Corporation common stock on the OTC Bulletin Board on or before November 5, 2004, will be entitled to the stock dividend. After close of trading on November 5, 2004, the benefit of the stock dividend will no longer be reflected in the trading price of Art International Corporation's common stock. At commencement of trading on November 8, 2004, Art International Corporation's common stock price will be adjusted accordingly.

About ART International Corporation
ART International Corporation through its wholly owned subsidiary, Diamant film Inc., has secured a ten-year agreement with Diamant Plastics Corporation for the exclusive marketing and distribution rights in the United States and Canada to Diamant film, a non-PVC food stretch film. Diamant film is the world's first, plasticizer-free stretch film based on polystyrene and the first food wrapping film that is environmentally friendly and recyclable. Diamant film has recently been certified by the Environmental ChoiceM Program.

For more information please visit our website, www.diamantfilm.com.

Safe Harbor
This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.

Contact
Investor Relations for ART International:
David Zazoff - 800-596-8388 or
212-505-5976